UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 20, 2005

TWC HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	333-124826	41-2165618
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10825 Kenwood Road, Cincinnati, Ohio		42542
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 20, 2005, the Board of Directors of TWC Holding Corp. accepted the resignation of John F. McQuay as the Company’s Chief Financial Officer, effective immediately.  The Board has appointed Brian A. Lutes to serve as the Company’s Chief Financial Officer, effective immediately.

Mr. Lutes is 40 years old and has resided in Cincinnati since February 2002.  In addition to his newly appointed responsibilities,  Mr. Lutes is currently the Chief Financial Officer and Treasurer of  The Wornick Company, a wholly owned subsidiary of TWC Holding Corp.   Mr. Lutes previously served as Senior Vice President, responsible for Human Resources at Fifth Third Bancorp.  Fifth Third operates more than 1,000 branches in the Midwest and Florida and has nearly $7 billion in revenues, over $100 billion in assets and more than 20,000 employees.  Prior to joining Fifth Third, Mr. Lutes was employed by the General Electric Company from 1986 to 2002 where he had recently served as the Chief Financial Officer, Global Operations for GE Medical Systems.  He has held other global leadership assignments within financial and risk management, human resources, and sourcing.  In addition, he spent over three years with GE’s Corporate Audit Staff conducting financial audits and operational reviews at nine different GE businesses.  Mr. Lutes holds a Bachelor of Science and Master of Engineering degrees in mechanical engineering from the University of Louisville’s Speed Scientific School and completed his MBA through the University of Connecticut’s Executive MBA Program.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWC Holding Corp.

	By:	/s/ Michael M. Thompson
Name: Michael M. Thompson
Title: President and Chief Executive Officer

Dated: June 21, 2005